Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-280027 and No. 333-260947 and Form S-8 No. 333-265861 and No. 333-232231) of Benihana Inc. and Subsidiaries of our audit report dated June 27, 2024, with respect to the consolidated financial statements of Benihana Inc. and Subsidiaries for the fiscal years ended March 31, 2024 and March 26, 2023 included in this Form 8-K/A.

Melville, New York

July 17, 2024